Exhibit 23.4
July 31, 2007

Board of Directors
Ad.Venture Partners, Inc.
360 Madison Ave., 21st Floor
New York, NY 10017

Re:	Amendment No. 4 to the Registration Statement on Form S-4 of Ad.Venture Partners, Inc.

Ladies and Gentlemen:

Reference is made to our initial opinion letter, dated March 7, 2007, and our updated opinion letter, dated July 2, 2007, with respect to the fairness from a financial point of view of the consideration to be paid by Ad. Venture Partners, Inc. (the “Company”) pursuant to the Arrangement Agreement, dated as of March 13, 2007, as amended, by and among the Company, 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of the Company, and 180 Connect Inc.

The foregoing opinion letters are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinions in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinions under the captions “Questions and Answers about the Proposals”, “Summary of the Proxy Statement/Prospectus -Ad.Venture’s Recommendations to Stockholders; Reasons for Approval of the Arrangement”, “Summary of the Proxy Statement/Prospectus - Certain Other Interests in the Arrangement”, “The Arrangement Proposal-Background of the Arrangement”, “The Arrangement Proposal - The Board’s Reasons for the Approval of the Arrangement”, and “The Arrangement Proposal - Opinions of New Century Capital”, and to the inclusion of the foregoing opinions in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other documents, except in accordance with our prior written consent. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term experts as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

__/s/ New Century Capital Partners, LLC___
New Century Capital Partners, LLC